Exhibit 5.2

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	RMI Tel.: +692-625-3602
RRE Commercial Center	Honolulu Tel.: 808-352-0749
Majuro, MH 96960	Email: dreeder.rmi@gmail.com
Marshall Islands

May 10, 2019

Seaspan Corporation

Unit 2, 2nd Floor, Bupa Centre

141 Connaught Road West

Hong Kong, China

Re: Seaspan Corporation

Ladies and Gentlemen:

We have acted as Republic of the Marshall Islands (the “RMI”), counsel to Seaspan Corporation, a corporation formed under the laws of the RMI (the “Corporation”), and each of the subsidiary guarantors listed on Schedule 1 hereto (the “RMI Guarantors”), all of which are corporations formed under the laws of the RMI, with respect to the Registration Statement on Form F-4, filed with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Registration Statement”), for the offer and sale by the Corporation of up to US$250,000,000.00 of the Corporation’s 5.50% Senior Notes due 2026 (the “Notes”), and the Guarantees of 5.50% Senior Notes due 2026 by the RMI Guarantors (the “RMI Guarantees”), and certain other guarantors, in exchange for the Corporation’s existing unregistered 5.50% Senior Notes due 2026 and related guarantees by the RMI Guarantors and certain other guarantors. The Notes and the RMI Guarantees are hereinafter collectively referred to as the “Securities.” The Securities are to be issued pursuant to the Indenture dated as of October 10, 2017 (the “Base Indenture”), between the Corporation and The Bank of New York Mellon, as Trustee (the “Trustee”), as amended and supplemented by a ninth supplement Indenture, dates as of January 15, 2019, by and among the Corporation, the subsidiary guarantors specified therein, and the Trustee (the “Ninth Supplemental Indenture”, and together with the Base Indenture, the “Indenture”).

In connection with this opinion, we have examined originals or electronic copies,

certified or otherwise identified to our satisfaction of the following documents (together the “Documents”): (i) the Registration Statement; (ii) the prospectus contained within the Registration Statement; (iii) the Articles of Incorporation of the Corporation and each of the RMI Guarantors and amendments thereto as of the date hereof; (iv) the Bylaws of the Corporation and each of the RMI Guarantors; (v) resolutions of the meetings of the Board of Directors of the Corporation and each of the RMI Guarantors, approving the offering of the Securities and all action relating thereto; and (vi) the Indenture. The Securities and the Indenture are hereinafter collectively referred to as the “Documents.” We have also examined such corporate documents and records of the Corporation and the RMI Guarantors and other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as electronic copies or drafts of documents to be executed, the genuineness of all signatures, and the legal competence or capacity of persons or entities to execute and deliver such documents. As to various questions of fact, which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Corporation and the RMI Guarantors, and have made no independent investigation, but have assumed that any representation, warranty or statement of fact or law, other than as to the laws of the RMI, made in any of the Documents is true, accurate and complete.

Based upon and subject to the foregoing, and having regard to such other legal considerations that we deem relevant, we are of the opinion that under the laws of the RMI:

1. Each of the Corporation and the RMI Guarantors is duly formed and validly existing under RMI law.

2. Each of the Corporation and the RMI Guarantors has the power to execute and deliver the Documents to which it is a party and to perform its obligations thereunder under RMI law.

3. Each of the Corporation and the RMI Guarantors has taken the required corporate steps to authorize the execution and delivery of the Documents to which it is a party and the performance of its obligations thereunder under RMI law.

We qualify our opinion to the extent that we express no opinion as to any law other than the laws of the RMI, including the statutes and Constitution of the RMI, as in effect on the date hereof and the reported judicial decisions interpreting such statutes and constitution. None of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except the RMI.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us under the heading “Legal Matters” in the Registration Statement and the Prospectus, without admitting that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Dennis J. Reeder

Dennis J. Reeder

Reeder & Simpson, P.C.

SCHEDULE 1 - RMI GUARANTORS

1.	Seaspan Holding 140 Ltd.
2.	Seaspan 140 Ltd.
3.	Seaspan (Asia) Corporation
4.	Seaspan Containership 2180 Ltd.
5.	Seaspan Containership 2181 Ltd.
6.	Seaspan Holdco I Ltd.
7.	Seaspan Holdco II Ltd.
8.	Seaspan Holdco III Ltd.
9.	Seaspan Holdco IV Ltd.
10.	Seaspan Investment I Ltd.